Exhibit 99.1

                   Provo Decides Not to Appeal AMEX Decision


    PEARL RIVER, N.Y.--(BUSINESS WIRE)--April 8, 2005--Provo International, Inc. (formerly Frontline Communications Corp., formerly traded on AMEX: FNT) announced today that the company will not appeal the previously announced notice from the American Stock Exchange
(AMEX) that it will not accept the company's proposed plan of compliance (the "plan"). (A complete copy of the plan will be filed by the company under a Form 8-K.) In order to file the appeal, the company would have been required to pay AMEX a substantial amount for various continued listing and application fees, which the company believes would place too great a strain on cash flow with no reasonable assurance that the company would succeed on appeal.
    The company common stock is now quoted in the over-the counter pink sheets. It is management's goal to have the company's common stock listed on the OTC Bulletin Board and to continue to execute its business plan similar to that which is described in the compliance plan submitted to AMEX. The company recently filed an extension to file Form 10-KSB no later than April 15, 2005. As a result of auditing delays of our Provo Mexico subsidiary, it is likely that Form 10-KSB will not be filed with the Securities and Exchange Commission until the middle of May 2005. In order to have our common stock trading on the OTC Bulletin Board, we need to be current with our reports under the Exchange Act and to have a market maker file an appropriate application with the NASD.
    In a related matter, CEO Stephen J. Cole-Hatchard will be stepping down as CEO and Chairman of the Board. Cole-Hatchard stated that his expected resignation as CEO and Chairman at this time was appropriate, in that his primary tasks were to deal with SEC and AMEX matters. "Our company," Cole-Hatchard said, "will save a substantial amount of money by not having its common stock listed on the AMEX and not paying me for the extensive time involved in dealing with the myriad rules, filings and deadlines of AMEX". He continued, "It appears that our potential investors, as well as our various licensing and acquisition targets, are still willing to proceed, but with a downsized and modified business plan, with a concomitant reduction in financing amounts. As a result, it just makes good business sense to reflect those reductions in corporate overhead as much as possible."

    About Provo International Inc.

    Founded in 1995 as Frontline Communications Corporation and currently traded on the American Stock Exchange under the symbol FNT, Provo International Inc. has three operating divisions, involving the sale of internet bandwidth, web development and services, and payroll (paycard) disbursement and transfer products and services.

    The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, and the nature of supplier and customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statements. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.


    CONTACT: Investor Relations:
             Stephen Cole-Hatchard, 845-623-8553, x2200
             Fax: 845-623-8669
             investorrelations@frontline.net